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                                                                    Exhibit 11.1


                      PETE'S BREWING COMPANY AND SUBSIDIARY

                       COMPUTATION OF NET INCOME PER SHARE

               IN ACCORDANCE WITH INTERPRETIVE RELEASE NO. 34-9083

                    (in thousands, except per-share amounts)

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
                                                           For the three                For the six
                                                           months ended                months ended
                                                              June 30,                   June 30,
                                                         ------------------           ------------------
                                                         1996          1995           1996          1995
                                                         ------------------           ------------------


Weighted average common shares
    outstanding for the period....................      10,665        4,200          10,647        4,158

Preferred stock...................................          --        3,304              --        3,304

Common equivalent shares assuming
    conversion of stock options and
    warrants under the treasury stock
    method........................................         390          550             371          592
                                                       -------       ------         -------       ------

Shares used in per share calculation..............      11,055        8,054          11,018        8,054
                                                       =======       ======         =======       ======

Net income........................................     $   881       $   25         $ 1,347       $  237
                                                       =======       ======         =======       ======

Net income per share..............................     $  0.08       $ 0.00         $  0.12       $ 0.03
                                                       =======       ======         =======       ======
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